                                  Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	Contact: Linda McNeill Investor Relations (713) 267-7622

BRISTOW GROUP ANNOUNCES APPOINTMENT OF JONATHAN E. BALIFF
TO SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON, September 13, 2010 – Bristow Group Inc. (NYSE: BRS), a leading provider of helicopter services to the offshore energy industry, today announced that Jonathan E. Baliff has been appointed to the position of Senior Vice President and Chief Financial Officer, commencing October 11th, 2010.

Jonathan will join the company from NRG Energy Inc., where he most recently served as Executive Vice President, Strategy. In that position, Jonathan led the development and implementation of NRG’s corporate strategy as well as NRG’s efforts to enhance shareholder value through acquisitions and business alliances. Before joining NRG in 2008, he spent 12 years with Credit Suisse in positions of increasing levels of responsibility, most recently as Managing Director for the Global Energy Group. In that role, Jonathan was responsible for the corporate finance and M&A execution for the global power and utility industry where he executed over $80 billion in strategic and finance transactions. Previously, he held financial positions at J.P. Morgan and Standard & Poor’s. Jonathan served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments including Chief Pilot for Electronic Combat Operations in Spangdahlem, Germany, flying the F-4G Phantom from 1990 to 1993. During this time, Jonathan planned and led the first F-4G combat missions over Baghdad as part of “Desert Storm I”, and retired with the rank of Captain. He received a Bachelor of Science in Aerospace Engineering from Georgia Tech and a Masters in Foreign Service from Georgetown University. Jonathan and his wife, Barbara, have three children.

William E. Chiles, President and Chief Executive Officer of Bristow Group, stated, “We are delighted that Jonathan has agreed to join the Bristow team. He brings a depth of capital markets experience and strategic expertise to Bristow, including his material exposure to Latin American, Asian and European markets. He has a proven background in origination and strategic development at NRG as well as when he was a senior energy investment banker. The board of directors and the management team look forward to his contributions and leadership.”

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is a leading provider of helicopter services to the worldwide offshore energy industry. Through its subsidiaries, affiliates and joint ventures, the Company has major transportation operations in the U.S. Gulf of Mexico and the North Sea, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Mexico, Nigeria, Norway and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

# # #